Exhibit 99

CONTACT: Whirlpool Corporation

Media: Tom Kline, 269/923-3738

thomas_e_kline@whirlpool.com

Financial: Thomas Filstrup, 269/923-3189

thomas_c_filstrup@whirlpool.com

WHIRLPOOL CORP. CHIEF FINANCIAL OFFICER R. STEPHEN BARRETT, JR. INTENDS TO RESIGN DUE TO FAMILY CIRCUMSTANCES; ROY TEMPLIN NAMED AS SUCCESSOR

BENTON HARBOR, Mich., Aug. 3, 2004—Whirlpool Corporation (NYSE:WHR) today announced that R. Stephen Barrett, Jr., the company’s executive vice president and chief financial officer, intends to resign Sept. 1, 2004. Whirlpool’s Board of Directors has elected Roy Templin, the company’s controller, to succeed Barrett.

Barrett’s decision to resign from Whirlpool reflects a recent change in his family situation. Barrett joined Whirlpool in 2002 following his retirement from Procter & Gamble Co.

“Whirlpool is a great company with bright prospects and a very talented global finance team,” said Barrett. “My time with Whirlpool has been a real highlight in my professional career, and leaving is difficult. However, an unexpected change in circumstances for my family requires that I return to live on the East Coast.”

“I would like to thank Steve for his significant contributions to our business and global finance function,” said Jeff Fettig, Whirlpool’s chairman, president and chief executive officer. “He leaves behind an organization well prepared for the future. I wish Steve and his family well.”

Templin, 43, has been named executive vice president and chief financial officer, effective Sept. 1, 2004. He will join Whirlpool’s Executive Committee.

“Roy’s considerable financial experience and proven leadership within our global finance function is ideally suited for his expanded role,” said Fettig. “I’m extremely confident that he will do an outstanding job in the chief financial officer role.”

Prior to joining Whirlpool in 2003, Templin was vice president of finance and chief accounting officer for Kimball International, Inc., the Jasper, Indiana-based manufacturer of furniture and contract electronic products. He joined Kimball in 1991 as assistant corporate controller, and was promoted to corporate controller in 1995 and to vice president and corporate controller in 1997.

Before joining Kimball, Templin worked for Cummins Engine Company, NCR Corp. and accounting firm Price Waterhouse.

The company also announced that Ted Dosch has been named to succeed Templin, effective September 1. Dosch currently is vice president of finance and controller for Whirlpool’s North America region business.

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of over $12 billion, 68,000 employees, and nearly 50 manufacturing and technology research centers around the globe. The company markets Whirlpool, KitchenAid, Brastemp, Bauknecht, Consul and other major brand names to consumers in more than 170 countries. Additional information about the company can be found on the Internet at www.whirlpoolcorp.com.

This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the expected appliance industry results for 2004 noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in the company’s most recently filed Form 10-Q and/or Form 10-K.

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